                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                                (RULE 13D-102)

INFORMATION TO BE INCLUDED IN STATEMENT(S) FILED PURSUANT TO RULES 13D-1(B), (C)
        AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                AMENDMENT NO. 2



                            VIROPHARMA INCORPORATED
                 ---------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, $.002 PAR VALUE PER SHARE
                 ---------------------------------------------
                        (Title of Class of Securities)

                                  928241-10-8
                 ---------------------------------------------
                                (CUSIP Number)

                               DECEMBER 31, 1998
                 ---------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]   Rule 13d-1(b)
    [_]   Rule 13d-1(c)
    [X]   Rule 13d-1(d)

                              Page 1 of 13 Pages
                    An Index of Exhibits Appears On Page 13

-----------------------                                  ---------------------
  CUSIP NO. 928241-10-8             13G                    PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------
                                AMENDMENT NO. 2
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      FRAZIER HEALTHCARE II, L.P.                      FEIN: 91-1689734
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             192,581
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          192,581
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      192,581
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      LP
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 13 Pages
                    An Index of Exhibits Appears On Page 13

-----------------------                                  ---------------------
  CUSIP NO. 928241-10-8             13G                    PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------
                                AMENDMENT NO. 2
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      FHM II, L.L.C.                                   FEIN: 91-1689731
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             192,581
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          192,581
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      192,581
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      LLC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 13 Pages
                    An Index of Exhibits Appears On Page 13

-----------------------                                  ---------------------
  CUSIP NO. 928241-10-8             13G                    PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------
                                AMENDMENT NO. 2
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      FRAZIER MANAGEMENT, L.L.C.                       FEIN: 91-1678546
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             192,581
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          192,581
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      192,581
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      LLC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 13 Pages
                    An Index of Exhibits Appears On Page 13

-----------------------                                  ---------------------
  CUSIP NO. 928241-10-8             13G                    PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------
                                AMENDMENT NO. 2
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      FRAZIER & COMPANY, INC.                          FEIN: 91-1526760
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Washington
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             192,581
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          192,963
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      192,963
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 13 Pages
                    An Index of Exhibits Appears On Page 13

-----------------------                                  ---------------------
  CUSIP NO. 928241-10-8             13G                    PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------
                                AMENDMENT NO. 2
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Alan D. Frazier                                  SS####-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             192,963
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          192,963
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      192,963
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 13 Pages
                    An Index of Exhibits Appears On Page 13

                          AMENDMENTS TO SCHEDULE 13G

ITEM 1(A).  NAME OF ISSUER.

     This Schedule 13G relates to ViroPharma Incorporated, a Delaware corporation (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     The Company's principal executive offices are located at 76 Great Valley Parkway, Malvern, PA 19355.

ITEM 2(A).  NAME OF PERSONS FILING.

     This Schedule 13G relates to each of the following persons:

 .    Frazier Healthcare II, L.P., a limited partnership ("FHII")

 .    FHM II, L.L.C., a limited liability company ("FHMII")

 .    Frazier Management, L.L.C., a limited liability company ("FMLLC")

 .    Frazier & Company, Inc., a Washington corporation ("F&C Inc.")

 .    Alan D. Frazier, as a director and sole shareholder of F&C Inc.

     The general partner of FHII is FHMII, whose managing member is FMLLC. The managing member of FMLLC is F&C Inc. The sole shareholder of F&C Inc. is Alan D. Frazier.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     The business address of each of the reporting persons is 601 Union Street, Suite 3300, Seattle, Washington 98101.

ITEM 2(C).  CITIZENSHIP.

     FHII is a limited partnership organized under the laws of the State of Delaware. FHMII and FMLLC are limited liability companies organized under the laws of the State of Delaware. F&C Inc. is a corporation organized under the laws of the State of Washington. Mr. Frazier is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

     This Schedule 13G relates to the Company's common stock, $.002 par value per share (the "Common Stock").

                              Page 7 of 13 Pages
                    An Index of Exhibits Appears On Page 13

ITEM 2(E).  CUSIP NUMBER.

     The CUSIP Number for the Company's Common Stock is 928241-10-8.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) [_] Broker or dealer registered under Section 15 of the Act,

(b) [_] Bank as defined in Section 3(a)(6) of the Act,

(c) [_] Insurance Company as defined in Section 3(a)(19) of the Act,

(d) [_] Investment Company registered under Section 8 of the Investment Company Act,

(e) [_] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

(f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

(g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G),

(h) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                                NOT APPLICABLE

ITEM 4.  OWNERSHIP.

     The following describes the ownership of Common Stock by FHII, FHMII and FMLLC as of December 31, 1998:

     (a)  Amount beneficially owned:  192,581(1)

     (b)  Percent of class:  1.7%

     (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  0

               (ii)   Shared power to vote or to direct the vote:  192,581(1)(2)

               (iii)  Sole power to dispose or to direct the disposition of:  0

               (iv)   Shared power to dispose or to direct the disposition of:
                      192,581(1)(2)

                              Page 8 of 13 Pages
                    An Index of Exhibits Appears On Page 13

     (1) Represents shares of Common Stock held of record by FHII, of which FHMII is the general partner. FMLLC is the managing member of FHMII and F&C Inc. is the managing member of FMLLC. Mr. Frazier is the sole shareholder of F&C Inc.

     (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among each of FHII, FHMII, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     The following describes the ownership of Common Stock by F&C Inc. and Alan
D. Frazier as of December 31, 1998:

     (a)  Amount beneficially owned:  192,963(1)

     (b)  Percent of class:  1.7%

     (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:  0

               (ii)  Shared power to vote or to direct the vote:  192,963(1)(2)

               (iii) Sole power to dispose or to direct the disposition of:  0

               (iv)  Shared power to dispose or to direct the disposition of:
                     192,963(1)(2)

     (1) Represents (i) 192,581 shares of Common Stock held of record by FHII, of which FHMII is the general partner, of which FMLLC is the managing member, of which F&C Inc. is the managing member, of which Mr. Frazier is the sole shareholder, and (ii) 382 shares of Common Stock held of record by F&C Inc., of which Mr. Frazier is the sole shareholder.

     (2) Power to vote or to direct the vote of, and power to dispose or direct the disposition of, the 192,581 shares held of record by FHII is deemed to be shared among each of FHII, FHMII, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest. Power to vote or to direct the vote of, and power to dispose or direct the disposition of, the 382 shares held of record by F&C Inc. is deemed to be shared between F&C Inc. and Mr. Frazier. Mr. Frazier denies beneficial ownership of such shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: [X]

                              Page 9 of 13 Pages
                    An Index of Exhibits Appears On Page 13

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable.

                              Page 10 of 13 Pages
                    An Index of Exhibits Appears On Page 13

                                   SIGNATURE

     The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 9, 1999

                              FRAZIER HEALTHCARE II, L.P.
                              By:  FHM II, L.L.C.
                                 Its General Partner
                              By:  Frazier Management, L.L.C.
                                 Its Managing Member
                              By: Frazier & Company, Inc.
                                 Its Managing Member



                              By      /s/ Alan D. Frazier
                                ----------------------------------
                                Alan D. Frazier, President


                              FHM II, L.L.C.
                              By:  Frazier Management, L.L.C.
                                 Its Managing Member
                              By: Frazier & Company, Inc.
                                 Its Managing Member


                              By      /s/ Alan D. Frazier
                                ----------------------------------
                                Alan D. Frazier, President

                              Page 11 of 13 Pages
                    An Index of Exhibits Appears On Page 13

                              FRAZIER MANAGEMENT, L.L.C.
                              By: Frazier & Company, Inc.
                                 Its Managing Member



                              By     /s/ Alan D. Frazier
                                ----------------------------------
                                Alan D. Frazier, President

                              FRAZIER & COMPANY, INC.




                              By     /s/ Alan D. Frazier
                                ----------------------------------
                                Alan D. Frazier, President, Director and
                                Shareholder



                                     /s/ Alan D. Frazier
                                ---------------------------------
                                Alan D. Frazier

                              Page 12 of 13 Pages
                    An Index of Exhibits Appears On Page 13

                                 EXHIBIT INDEX


     (1) Statement required by reporting persons pursuant to Rule 13d-1(k)(1) (see signature page).

                              Page 13 of 13 Pages
                    An Index of Exhibits Appears On Page 13